Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Fourth Fiscal Quarter and Fiscal Year Ended March 31, 2024 and Announces Total Dividends of $0.63 per share for the Quarter Ending June 30, 2024
CSWC Reports Pre-Tax Net Investment Income of $0.68 Per Share for Quarter Ended March 31, 2024
Dallas, Texas – May 14, 2024 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the fourth fiscal quarter and fiscal year ended March 31, 2024.
Fourth Quarter Fiscal Year 2024 Financial Highlights
•Total Investment Portfolio: $1.5 billion
◦Credit Portfolio of $1.3 billion:
▪97% 1st Lien Senior Secured Debt
▪$154.6 million in new committed credit investments during the quarter
▪Weighted Average Yield on Debt Investments: 13.3%
▪Current non-accruals with a fair value of $33.8 million, representing 2.3% of the total investment portfolio
◦Equity Portfolio of $132.0 million
▪$2.9 million in new equity co-investments during the quarter
•Pre-Tax Net Investment Income: $29.8 million, or $0.68 per weighted average share outstanding
•Dividends: Paid $0.57 per share Regular Dividend and $0.06 per share Supplemental Dividend
◦121% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended March 31, 2024 of $0.63 per share
•Net Realized and Unrealized Depreciation: $15.9 million, or 1.1% of total investments at fair value
◦$1.0 million of net depreciation related to the equity portfolio
◦$15.6 million of net depreciation related to the credit portfolio
◦$0.7 million of net appreciation related to I-45 SLF LLC
▪During the quarter ended March 31, 2024, the board of managers of I-45 SLF LLC ("I-45 SLF") approved the dissolution and liquidation of I-45 SLF and distributed all of the assets of I-45 to its members
•Balance Sheet:
◦Cash and Cash Equivalents: $32.3 million
◦Total Net Assets: $755.7 million
◦Net Asset Value (“NAV”) per Share: $16.77

Fiscal Year 2024 Financial Highlights
•Total Investment Portfolio: Increased by $270.2 million in total fair value, from $1.2 billion to $1.5 billion, representing 22.4% growth during the year
◦Credit Portfolio increased by $307.0 million, representing 30% growth during the year
•Operating Leverage: Improved to 1.7% as of March 31, 2024 from 1.9% as of March 31, 2023
•Pre-Tax Net Investment Income: $2.72 per weighted average diluted share compared to $2.30 per weighted average diluted share in the prior fiscal year, representing 18% growth year over year
•Dividends: Declared and Paid Total Dividends of $2.47 per share
◦$2.24 per share in regular dividends, an increase of 10% compared to the prior year
◦$0.23 per share in supplemental dividends
◦Estimated undistributed taxable income ("UTI") balance at the end of the fiscal year ended March 31, 2024 was $0.64 per share

In commenting on the Company’s results, Bowen Diehl, President and Chief Executive Officer, stated, “The March quarter was another strong quarter for Capital Southwest, with $158 million of originations. Our portfolio continued to perform well, producing $0.68 of pre-tax net investment income for the quarter, which more than earned both our $0.57 per share regular dividend and our $0.06 per share supplemental dividend paid for the quarter. On the capitalization front, we further diversified our funding sources by closing on a new $150 million SPV financing credit facility during the quarter. We believe this new SPV credit facility will provide us with significant funding flexibility as we continue to thoughtfully grow our balance sheet. In consideration of the strong performance of our portfolio, the Board of Directors has again declared a regular quarterly dividend of $0.57 per share for the June 30, 2024 quarter. Given the continued excess earnings being generated by our floating rate debt portfolio, our Board of Directors has also declared a supplemental dividend of $0.06 per share for the June 30, 2024 quarter, resulting in total dividends for the June 30, 2024 quarter of $0.63 per share. While future dividend declarations are at the discretion of our Board of Directors, it is our intent to continue to distribute quarterly supplemental dividends for the foreseeable future while base rates remain materially above long-term historical averages and we have a meaningful UTI balance.”

Fourth Quarter Fiscal Year Investment Activities
Originations
During the quarter ended March 31, 2024, the Company originated $157.5 million in new commitments, consisting of investments in six new portfolio companies totaling $126.3 million and add-on commitments in five portfolio companies totaling $31.2 million. New portfolio company investment transactions that closed during the quarter ended March 31, 2024 are summarized as follows:
Revo Brands, Inc., $33.5 million 1st Lien Senior Secured Debt, $7.0 million Revolving Loan: The company is a branded outdoor products company that designs and sells knives, multi-tools, tooling supplies and accessories.
Tru Fragrance & Beauty LLC, $30.5 million 1st Lien Senior Secured Debt, $4.0 million Revolving Loan, $1.0 million Preferred Equity: The company is a brand creator/aggregator and turnkey partner that offers product design and development, global sourcing and logistics, financial modeling, and other strategic solutions to a portfolio of owned/licensed and third-party brands, with a primary focus on the personal fragrance sector.
TMT BHC Buyer, Inc., $10.0 million 1st Lien Senior Secured Debt, $5.0 million Revolving Loan, $5.0 million Delayed Draw Term Loan, $0.5 million Common Equity: The company is the largest Two Men and a Truck franchisee in the United States by revenue.
BP Loenbro Holdings Inc., $9.8 million 1st Lien Senior Secured Debt, $1.1 million Delayed Draw Term Loan, $1.1 million Revolving Loan: The company is a provider of mission critical industrial services for existing and new build data centers and other industrial facilities.
One Group, LLC, $10.0 million 1st Lien Senior Secured Debt, $0.5 million Delayed Draw Term Loan: The company is an operator of 55 Domino's franchises in Alabama, Tennessee, Texas and Mississippi.

Command Group Acquisition, LLC, $6.0 million 1st Lien Senior Secured Debt, $1.3 million Preferred Equity: The company is a contract manufacturer of "single-use" consumable medical products serving the medical device industry.
Prepayments and Exits
During the quarter ended March 31, 2024, the Company received full prepayments on two debt investments totaling $13.7 million.
FM Sylvan, Inc.: Proceeds of $11.8 million, generating an IRR of 18.9%.
JVMC Holdings Corp.: Proceeds of $1.9 million, generating an IRR of 9.9%.

Fourth Fiscal Quarter 2024 Operating Results
For the quarter ended March 31, 2024, Capital Southwest reported total investment income of $46.4 million, compared to $48.6 million in the prior quarter. The decrease in investment income was primarily attributable to a decrease in dividend income due to less distributions received from equity investments.
For the quarter ended March 31, 2024, total operating expenses (excluding interest expense) were $5.2 million, compared to $7.3 million in the prior quarter. The decrease was primarily attributable to a decrease in accrued bonus compensation in the current quarter.
For the quarter ended March 31, 2024, interest expense remained flat at $11.5 million as compared to the prior quarter.
For the quarter ended March 31, 2024, total pre-tax net investment income remained flat at $29.8 million as compared to the prior quarter.
During the quarter ended March 31, 2024, Capital Southwest recorded total net realized and unrealized losses on investments of $15.9 million, compared to $5.4 million of total net realized and unrealized losses in the prior quarter. For the quarter ended March 31, 2024, the total net realized and unrealized losses on investments reflected net realized and unrealized losses on equity investments of $1.0 million and net realized and unrealized losses on debt investments of $15.6 million, offset by net realized and unrealized gains on I-45 SLF of $0.7 million. The net increase in net assets resulting from operations was $13.5 million for the quarter, compared to $23.5 million in the prior quarter.
The Company’s NAV at March 31, 2024 remained flat at $16.77 per share as compared to the prior quarter.

Fiscal Year 2024 Operating Results
For the year ended March 31, 2024, Capital Southwest reported total investment income of $178.1 million, compared to $119.3 million in the prior year. The increase in investment income was primarily attributable to an increase in average debt investments outstanding and an increase in the weighted average yield of debt investments.
For the year ended March 31, 2024, total operating expenses (excluding interest expense) were $24.1 million, compared to $21.4 million in the prior year. The increase in operating expenses (excluding interest expense) during the current year was primarily attributable to an increase in employee compensation, an increase in costs related to the Company's office space and costs incurred for a special meeting of shareholders.
For the year ended March 31, 2024, interest expense was $43.1 million, compared to $28.9 million in the prior year. The increase was primarily attributable to an increase in average debt outstanding and an increase in the weighted average interest rate on total debt.
For the year ended March 31, 2024, total pre-tax net investment income was $110.9 million, compared to $69.0 million in the prior year.
During the year ended March 31, 2024, Capital Southwest recorded total net realized and unrealized losses on investments of $26.3 million, compared to $35.6 million in the prior year. For the year ended March 31, 2024, the total net realized and unrealized losses on investments reflects net realized and unrealized losses on equity of $5.3 million and net realized and unrealized losses on debt of $24.7 million, partially offset by net realized and unrealized gains on I-45 SLF of $3.7 million. The net increase in net assets resulting from operations was $83.4 million, compared to $33.1 million in the prior year.

The Company's NAV at March 31, 2024 was $16.77, as compared to $16.37 at March 31, 2023. The increase in NAV per share from the prior year is primarily due to pre-tax net investment income in excess of dividends paid, as well as the issuance of common stock at a premium to NAV per share through the Equity ATM Program (as described below), partially offset by net realized and unrealized losses on investments.
Liquidity and Capital Resources
At March 31, 2024, Capital Southwest had approximately $32.3 million in unrestricted cash and money market balances, $265.0 million of total debt outstanding on the Corporate Credit Facility (as defined below), $139.4 million, net of unamortized debt issuance costs, of the 4.50% Notes due January 2026 outstanding, $148.1 million, net of unamortized debt issuance costs, of the 3.375% Notes due October 2026, $69.7 million, net of unamortized debt issuance costs, of the 7.75% Notes due August 2028 and $148.7 million, net of unamortized debt issuance costs, of SBA Debentures (as defined below) outstanding. As of March 31, 2024, Capital Southwest had $194.2 million in available borrowings under the Corporate Credit Facility and $150.0 million in available borrowings under the SPV Credit Facility (as defined below). The regulatory debt to equity ratio at the end of the quarter was 0.82 to 1.
In August 2016, CSWC entered into a senior secured credit facility (the “Corporate Credit Facility”) to provide additional liquidity to support its investment and operational activities. Borrowings under the Corporate Credit Facility accrue interest on a per annum basis at a rate equal to the applicable SOFR rate plus 2.15%. On August 2, 2023, CSWC entered into the Third Amended and Restated Senior Secured Revolving Credit Agreement (the "Credit Agreement") that (1) increased commitments under the Corporate Credit Facility from $400 million to $435 million; (2) added an uncommitted accordion feature that could increase the maximum commitments up to $750 million; (3) extended the end of the Corporate Credit Facility's revolving period from August 9, 2025 to August 2, 2027 and extended the final maturity from August 9, 2026 to August 2, 2028; and (4) amended several financial covenants. On December 7, 2023, the Company entered into an Incremental Commitment and Assumption Agreement that increased the total commitments under the accordion feature of the Credit Agreement by $25 million, which increased total commitments from $435 million to $460 million. The $25 million increase was provided by one new lender, bringing the total bank syndicate to ten participants.
On March 1, 2024, the Company entered into Amendment No. 1 to the Credit Agreement (the "Amendment"). The Amendment amended the Credit Agreement and other related loan documents to, among other things, permit the Company to enter into special purpose vehicle financings and exclude assets held by any such special purpose vehicle from the assets pledged as collateral securing the Corporate Credit Facility.
On February 2, 2024, the Company formed Capital Southwest SPV LLC ("SPV"). SPV is a special purpose vehicle that was formed to hold investments for the SPV Credit Facility (as defined below) to support our investment and operating activities. On March 20, 2024, SPV entered into a special purpose vehicle financing credit facility (the "SPV Credit Facility"). The SPV Credit Facility includes total commitments of $150 million of initial commitments with (i) an increase to $200 million of total commitments on the earlier of (a) June 20, 2024 or (b) the date requested by the Company, in its sole discretion, and (ii) an accordion feature that allows increases up to $400 million of total commitments from new and existing lenders on the same terms and conditions as the existing commitments. Borrowings under the SPV Credit Facility bear interest at three-month Term SOFR plus 2.50% per annum during the revolving period ending on March 20, 2027 and three-month Term SOFR plus an applicable margin of 2.85% thereafter. SPV pays unused commitment fees of (i) 0.10% through April 20, 2024 and (ii) 0.35% thereafter, on the unused lender commitments under the SPV Credit Facility, in addition to other customary fees. The SPV Credit Facility matures on March 20, 2029.
In June 2023, the Company issued approximately $71.9 million in aggregate principal amount, including the underwriters' full exercise of their option to purchase an additional $9.4 million in aggregate principal amount to cover over-allotments, of 7.75% notes due 2028 (the "August 2028 Notes"). The August 2028 Notes mature on August 1, 2028 and may be redeemed in whole or in part at any time, or from time to time, at the Company’s option on or after August 1, 2025. The August 2028 Notes bear interest at a rate of 7.75% per year, payable quarterly on February 1, May 1, August 1 and November 1 of each year. The August 2028 Notes are the direct unsecured obligations of the Company, rank pari passu with the Company's other outstanding and future unsecured unsubordinated indebtedness and are effectively or structurally subordinated to all of the Company's existing and future secured indebtedness, including borrowings under the Corporate Credit Facility, the SPV Credit Facility and the SBA Debentures. The August 2028 Notes are listed on the Nasdaq Global Select Market under the trading symbol "CSWCZ."
The Company has an "at-the-market" offering (the "Equity ATM Program"), pursuant to which the Company may offer and sell, from time to time through sales agents, shares of its common stock having an aggregate offering price of up to $650 million. During the quarter ended March 31, 2024, the Company sold 2,069,620 shares of its common stock under the Equity ATM Program at a weighted-average price of $23.80 per share, raising $49.3 million of gross proceeds. Net proceeds were $48.5 million after commissions to the sales agents on shares sold. For the year ended March 31, 2024, the Company sold 8,733,315 shares of its common stock under the Equity ATM Program at a weighted-average price of $21.09, raising $184.2 million of gross proceeds. Net proceeds were $181.5 million after commissions to the sales agents on shares sold. As of March 31, 2024, the Company has $121.1 million available under the Equity ATM Program.
On April 20, 2021, our wholly owned subsidiary, Capital Southwest SBIC I, LP (“SBIC I”), received a license from the Small Business Administration (the "SBA") to operate as a Small Business Investment Company ("SBIC") under Section 301(c) of the Small Business Investment Act of 1958, as amended. The SBIC license allows SBIC I to obtain leverage by issuing SBA-guaranteed debentures ("SBA Debentures"), subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC that have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. On December 20, 2023, SBIC I received an additional leverage commitment in the amount of $45.0 million to be issued on or prior to September 30, 2028. As of March 31, 2024, SBIC I had a total leverage commitment from the SBA in the amount of $175.0 million, of which $22.0 million remains unused.

Share Repurchase Program
On July 28, 2021, the Company's board of directors (the "Board") approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934, as amended. On August 31, 2021, the Company entered into a share repurchase agreement, which became effective immediately, and the Company will cease purchasing its common stock under the share repurchase program upon the earlier of, among other things: (1) the date on which the aggregate purchase price for all shares equals $20 million including, without limitation, all applicable fees, costs and expenses; or (2) upon written notice by the Company to the broker that the share repurchase agreement is terminated. During the quarter ended March 31, 2024, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Regular Dividend of $0.57 Per Share and Supplemental Dividend of $0.06 Per Share for Quarter Ended June 30, 2024

On April 24, 2024, the Board declared a total dividend of $0.63 per share for the quarter ended June 30, 2024, comprised of a Regular Dividend of $0.57 per share and a Supplemental Dividend of $0.06 per share.
The Company's dividend will be payable as follows:

Regular Dividend

Amount Per Share: $0.57
Ex-Dividend Date: June 14, 2024
Record Date: June 14, 2024
Payment Date: June 28, 2024

Supplemental Dividend

Amount Per Share: $0.06
Ex-Dividend Date: June 14, 2024
Record Date: June 14, 2024
Payment Date: June 28, 2024

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Fourth Quarter 2024 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Wednesday, May 15, 2024, at 11:00 a.m. Eastern Time to discuss the fourth quarter 2024 financial results. You may access the call by using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/bpo2bhpw.
An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest's Form 10-K for the year ended March 31, 2024 to be filed with the Securities and Exchange Commission (the "SEC") and Capital Southwest’s Fourth Fiscal Quarter 2024 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.5 billion in investments at fair value as of March 31, 2024. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $35 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest, including, but not limited to, the statements about Capital Southwest's future performance and financial performance and financial condition, Capital Southwest's ability to continue to grow its balance sheet, and the timing, form and amount of any distributions or supplemental dividends in the future. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; changes in the interest rate environment and its impact on our business and our portfolio companies; regulatory changes; tax treatment; our ability to operate our wholly owned subsidiary, Capital Southwest SBIC I, LP, as a small business investment company; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2024 to be filed with the SEC, and any subsequent filings with the SEC, including the "Risk Factors" sections therein, for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	March 31,	March 31,
	2024	2023
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $1,276,690 and $947,829, respectively)	$1,286,355	$966,627
Affiliate investments (Cost: $200,013 and $191,523, respectively)	190,206	188,505
Control investments (Cost: $0 and $80,800, respectively)	—	51,256
Total investments (Cost: $1,476,703 and $1,220,152, respectively)	1,476,561	1,206,388
Cash and cash equivalents	32,273	21,585
Receivables:
Dividends and interest	22,928	18,430
Escrow	16	363
Other	7,276	647
Income tax receivable	336	368
Debt issuance costs (net of accumulated amortization of $7,741 and $5,642, respectively)	10,928	3,717
Other assets	6,440	6,186
Total assets	$1,556,758	$1,257,684

Liabilities
SBA Debentures (net of $4,305 and $3,670, respectively, of unamortized debt issuance costs)	$148,695	$116,330
January 2026 Notes (net of $612 and $949, respectively, of unamortized debt issuance costs)	139,388	139,051
October 2026 Notes (net of $1,923 and $2,737, respectively, of unamortized debt issuance costs)	148,077	147,263
August 2028 Notes (net of $2,182 and $0, respectively, of unamortized debt issuance costs)	69,693	—
Credit Facilities	265,000	235,000
Other liabilities	17,381	16,761
Accrued restoration plan liability	570	598
Income tax payable	281	156
Deferred tax liability	11,997	12,117
Total liabilities	801,082	667,276

Commitments and contingencies (Note 11)

Net Assets
Common stock, $0.25 par value: authorized, 75,000,000 shares at March 31, 2024 and 40,000,000 shares at March 31, 2023; issued, 45,050,759 shares at March 31, 2024 and 38,415,937 shares at March 31, 2023	11,263	9,604
Additional paid-in capital	796,945	646,586
Total distributable (loss) earnings	(52,532)	(41,845)
Treasury stock - at cost, no shares at March 31, 2024 and 2,339,512 shares at March 31, 2023	—	(23,937)
Total net assets	755,676	590,408
Total liabilities and net assets	$1,556,758	$1,257,684
Net asset value per share (45,050,759 shares outstanding at March 31, 2024 and 36,076,425 shares outstanding at March 31, 2023)	$16.77	$16.37

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Years Ended
	March 31,
	2024	2023	2022
Investment income:
Interest income:
Non-control/Non-affiliate investments	$133,329	$87,982	$58,136
Affiliate investments	17,209	11,658	7,122
Payment-in-kind interest income:
Non-control/Non-affiliate investments	7,737	2,382	2,051
Affiliate investments	2,471	3,060	1,160
Dividend income:
Non-control/Non-affiliate investments	3,533	1,824	1,654
Affiliate investments	230	141	28
Control investments	7,983	7,337	6,720
Fee income:
Non-control/Non-affiliate investments	4,257	4,057	4,833
Affiliate investments	759	638	494
Control investments	82	100	—
Other income	545	121	17
Total investment income	178,135	119,300	82,215
Operating expenses:
Compensation	10,631	9,870	8,838
Share-based compensation	4,518	3,705	3,585
Interest	43,088	28,873	19,924
Professional fees	3,705	3,180	2,489
General and administrative	5,244	4,632	4,077
Total operating expenses	67,186	50,260	38,913
Income before taxes	110,949	69,040	43,302
Federal income, excise and other taxes	1,135	630	181
Deferred taxes	(191)	(301)	434
Total income tax provision	944	329	615
Net investment income	$110,005	$68,711	$42,687
Realized (loss) gain
Non-control/Non-affiliate investments	$(18,062)	$(5,872)	$7,136
Affiliate investments	(6,500)	(11,027)	140
Control investments	(15,047)	—	—
Income tax provision	(286)	(130)	(1,442)
Total net realized (loss) gain on investments, net of tax	(39,895)	(17,029)	5,834
Net unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	1,584	(6,942)	20,940
Affiliate investments	(6,688)	6,014	(4,750)
Control investments	18,727	(11,147)	(2,755)
Income tax benefit (provision)	17	(6,514)	(1,968)
Total net unrealized appreciation (depreciation) on investments, net of tax	13,640	(18,589)	11,467
Net realized and unrealized (losses) gains on investments	(26,255)	(35,618)	17,301
Realized loss on extinguishment of debt	(361)	—	(17,087)
Realized loss on disposal of fixed assets	—	—	(86)
Net increase in net assets from operations	$83,389	$33,093	$42,815
Pre-tax net investment income per share - basic and diluted	$2.72	$2.30	$1.90
Net investment income per share – basic and diluted	$2.70	$2.29	$1.87
Net increase in net assets from operations – basic and diluted	$2.05	$1.10	$1.87
Weighted average shares outstanding – basic and diluted	40,727,133	30,015,533	22,839,835